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                                                                 Exhibit 99.1


FINANCIAL CONTACT: JAMES S. GULMI (615) 367-8325
MEDIA CONTACT: CLAIRE S. MCCALL (615) 367-8283


               GENESCO COMPLETES HAT WORLD CORPORATION ACQUISITION


NASHVILLE, Tenn., April 2, 2004 --- Genesco Inc. (NYSE: GCO) announced today that it has completed the acquisition of Hat World Corporation, a leading specialty retailer of licensed and branded headwear. The total purchase price for Hat World was $177.4 million in cash, including adjustments for $11.1 million of net cash acquired and for working capital and certain tax benefits, subject to further post-closing adjustments. Genesco funded the acquisition and associated expenses with debt of $100 million and the balance from cash on hand. In connection with the transaction, Genesco entered into new credit facilities totaling $175 million with 10 banks, led by Bank of America, N.A., as Administrative Agent, to fund a portion of the purchase price and to replace its existing revolving credit facility. The new credit facilities were arranged by Banc of America Securities, L.L.C.

         Hal N. Pennington, Genesco's president and chief executive officer, said, "We are excited about this acquisition and the opportunities it presents. Hat World brings an impressive track record of growth, a strong management team and a culture that is very similar to ours. We believe there is a tremendous strategic fit between Hat World and our other concepts and that, using the skills we have developed in growing our Journeys and Underground Station concepts, we can grow Hat World by 400 to 500 stores over time."

         Robert J. Dennis, Hat World's chief executive officer, stated, "Joining Genesco is a tremendous opportunity for Hat World. Together, we will focus our energy and resources as we seek to expand our business, increase our market share and enhance shareholder value."


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GENESCO INC. - ADD ONE

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook, the future growth prospects of the Hat World business, and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends or other factors that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, and the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         Headquartered in Indianapolis, Hat World operates 481 stores across the U.S. under the Hat World, Lids, Hat Zone and Cap Factory names. The company also operates e-commerce websites accessible through www.hatworld.com, www.lids.com, www.lidscyo.com and www.capfactory.com. Hat World's core products consist of a broad range of licensed college, professional teams and branded headwear in various styles including baseball hats, visors, knitwear and buckets.

         Genesco, based in Nashville, sells footwear and accessories in more than 1,040 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.



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